As filed with the Securities and Exchange Commission on March 2, 2021

Registration No. 333-121162

Registration No. 333-148665

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-1211162

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-148665

UNDER
THE SECURITIES ACT OF 1933

BANCO SANTANDER, S.A.

(Exact Name of Registrant as Specified in Its Charter)

Kingdom of Spain		N/A
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification Number)
Ciudad Grupo Santander 28660 Boadilla del Monte (Madrid), Spain
(Address of Principal Executive Offices)

Banco Santander Central Hispano Managers Plan 1999

Banco Santander Central Hispano Managers Plan 2000

Banco Santander Central Hispano Young Executives Plan

Banco Santander Central Hispano Investment Banking Plan

Banco Santander Option Agreement for Executives in Puerto Rico

Banco Santander Option Agreement for Executives in the United States

(Full title of the plans)

Banco Santander, S.A. New York Branch 45 E. 53rd Street New York, New York 10022 Attn: Mercedes Pacheco, Managing Director and Senior Legal Counsel (212) 350-3500
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

On December 10, 2004, Banco Santander S.A. (the “Registrant”) registered 531,217 shares of capital stock, par value .50€ per share (“Capital Stock”), reserved for issuance under the Banco Santander Central Hispano Managers Plan 1999, Banco Santander Central Hispano Managers Plan 2000, Banco Santander Central Hispano Young Executives Plan and Banco Santander Central Hispano Investment Banking Plan (collectively, the “2004 Plans”) on a Form S-8 Registration Statement (File No. 333-121162) (the “2004 Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”).

The 2004 Plans have terminated by their terms and there are no outstanding awards under the 2004 Plans. Therefore, pursuant to the undertaking contained in the 2004 Registration Statement, the Registrant hereby files this Post-Effective Amendment No. 1 to deregister, as of the effective date of this Post-Effective Amendment No. 1, any shares of Capital Stock remaining unissued under the 2004 Plans.

On January 15, 2008, the Registrant registered 5,600,000 shares of Capital Stock, reserved for issuance under the Banco Santander Option Agreement for Executives in Puerto Rico and the Banco Santander Option Agreement for Executives in the United States (collectively, the “2008 Plans”) on a Form S-8 Registration Statement (File No. 333-148665) (the “2008 Registration Statement” and, together with the 2004 Registration Statements, the “Prior Registration Statements”) filed with the Commission.

The 2008 Plans have terminated by their terms and there are no outstanding awards under the 2008 Plans. Therefore, pursuant to the undertaking contained in the 2008 Registration Statement, the Registrant hereby files this Post-Effective Amendment No. 1 to deregister, as of the effective date of this Post-Effective Amendment No. 1, any shares of Capital Stock remaining unissued under the 2008 Plans.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madrid, Spain, on this 2nd day of March, 2021.

Banco Santander, S.A.

By:	/s/ José G. Cantera
	Name:	José G. Cantera
	Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statements in reliance upon Rule 478 under the Securities Act.